EXHIBIT 99.1

For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for Second Quarter of 2008

Newport, Rhode Island, July 25, 2008. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced second quarter earnings for 2008.   For the quarter ended June 30, 2008, the Company reported net income of $162,000, or $.04 per share (basic and diluted), compared to $284,000, or $.06 per share (basic and diluted), for the quarter ended June 30, 2007.  For the six months ended June 30, 2008, the Company reported net income of $236,000, or $.06 per share (basic and diluted), compared to $543,000, or $.12 per share (basic and diluted), for the six months ended June 30, 2007.

During the first six months of 2008, the Company’s assets increased by $39.2 million, or 10.9%, to $400.5 million.  The asset growth was concentrated in net loans, which increased by $22.0 million, or 7.5%, and short-term investments, which increased by $13.3 million.  The asset growth was funded by a $32.0 million, or 16.6%, increase in deposit balances and a $8.9 million, or 8.4%, increase in Federal Home Loan Bank borrowings.  The loan portfolio growth was primarily concentrated in residential mortgages (an increase of $17.4 million or 9.8%) and commercial real estate mortgages (an increase of $5.0 million or 6.5%).

Deposit growth was focused in NOW/Demand accounts (an increase of $18.8 million or 31.8%), money market accounts (an increase of $10.6 million or 37.0%) and time deposit accounts (an increase of $3.0 million or 3.8%).  The increase in these accounts was partially offset by a decrease in savings accounts (a decrease of $453,000 or 1.7%).  Emphasis on promoting the Bank’s high interest-earning rewards checking account is responsible for the majority of the increase in the NOW/Demand deposit category.  The increase in the money market deposit category is primarily due to a single $7.0 million deposit on the last day of the quarter.

Total stockholders’ equity at June 30, 2008 was $57.0 million compared to $59.0 million at December 31, 2007.  The decrease was primarily attributable to share repurchases under the Company’s stock repurchase plan and an increase in the unrealized loss on securities available for sale, offset by net income and stock-based compensation credits.

Net interest income, after provision for loan losses, increased to $3.0 million for the quarter ended June 30, 2008 from $2.4 million for the quarter ended June 30, 2007, an increase of 22.5%.   The increase in net interest income is primarily due to the increase in interest earned on loans and securities, partially offset by increased expense from borrowings used to fund the asset growth.   For the three months ended June 30, 2008, the yield on interest-earning assets was 6.06%, compared to 6.18% for the same period of 2007.  For the six months ended June 30, 2008, the yield on interest earning assets was 6.07%, compared to 6.16% for the six months ended June 30, 2007.

The cost of interest-bearing liabilities decreased to 3.18% for the quarter ended June 30, 2008 from 3.60% for the quarter ended June 30, 2007, as a result of the low interest rate environment in 2008.  The Company’s second quarter of 2008 net interest margin decreased to 3.46% from 3.50% in 2007, down 4 basis points.  For the six months ended June 30, 2008, the net interest margin was 3.39%, a decrease of 22 basis points from the six months ended June 30, 2007.

There were no non-performing assets at June 30, 2008.   The loan loss provision for the three and six months ended June 30, 2008 was $115,000 and $226,000, respectively compared to $47,000 and $160,000 for the three and six months ended June 30, 2007, respectively. The increase from the 2007 to 2008 periods in the loan loss provision is primarily due to the growth in the loan portfolio.  Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  Asset quality continues to remain strong.

Non-interest income for the three and six months ended June 2008 totaled $596,000 and $1.2 million, respectively compared to $598,000 and $1.2 million for the three and six months ended June 30, 2007.   The consistent level between the two periods in non-interest income is due to the slight increase in income earned on bank-owned life insurance, offset by a decrease in fees earned on checking accounts.

Total non-interest expenses increased to $3.2 million for the quarter ended June 30, 2008 from $2.5 million for the quarter ended June 30, 2007, an increase of 28.2%.  For the six months ended June 30, 2008, non-interest expenses totaled $6.4 million, an increase of 24.3%, compared to the six months ended June 30, 2007. The higher non-interest expense between periods is attributable to an increase in salaries and benefits, coupled with an overall increase in all other non-interest expenses.   The increase in salaries and benefits is due to the stock-based compensation expense associated with option grants and restricted stock awards recorded in the first six months of 2008.  Since the equity incentive plan was effective on October 1, 2007, there was no stock-based compensation expense incurred during the first six months of 2007.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

CONSOLIDATED BALANCE SHEETS

ASSETS
	June 30, 2008	December 31, 2007
	(Unaudited) (Dollar in thousands, except per share data)
Cash and due from banks	$8,482	$6,646
Short-term investments	13,357	59
Cash and cash equivalents	21,839	6,705

Securities available for sale, at fair value	6,836	6,966
Securities held to maturity, at amortized cost	29,362	30,886
Federal Home Loan Bank stock, at cost	4,944	4,163
Loans	317,660	295,483
Allowance for loan losses	(2,622)	(2,399)
Loans, net	315,038	293,084
Premises and equipment, net	8,378	5,849
Accrued interest receivable	1,302	1,269
Net deferred tax asset	2,596	2,313
Bank-owned life insurance	9,711	9,274
Other assets	499	750
Total assets	$400,505	$361,259

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$225,311	$193,285
Short-term borrowings	-	5,809
Long-term borrowings	114,246	99,547
Accrued expenses and other liabilities	3,913	3,666
Total liabilities	343,470	302,307

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid in capital	50,533	50,023
Retained earnings	17,408	17,234
Unearned compensation (520,356 and 533,365 shares at
June 30, 2008 and December 31, 2007, respectively)	(4,860)	(5,548)
Treasury stock, at cost (455,867 and 213,660 shares at
June 30, 2008 and December 31, 2007, respectively)	(5,662)	(2,655)
Accumulated other comprehensive loss	(433)	(151)
Total stockholders’ equity	57,035	58,952
Total liabilities and stockholders’ equity	$400,505	$361,259

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$4,847	$4,217	$9,479	$8,281
Securities	484	105	975	209
Federal Home Loan Bank stock	47	40	105	81
Other interest-earning assets	24	5	64	17
Total interest and dividend income	5,402	4,367	10,623	8,588

Interest expense
Deposits	1,176	1,277	2,365	2,421
Short-term borrowings	-	157	28	280
Long-term borrowings	1,142	462	2,294	860
Total interest expense	2,318	1,896	4,687	3,561

Net interest income	3,084	2,471	5,936	5,027
Provision for loan losses	115	47	226	160

Net interest income, after provision for loan losses	2,969	2,424	5,710	4,867

Non-interest income:
Customer service fees	470	478	903	915
Bank-owned life insurance	101	96	202	191
Miscellaneous	25	24	50	47
Total non-interest income	596	598	1,155	1,153

Non-interest expenses:
Salaries and employee benefits	1,970	1,384	3,975	2,822
Occupancy and equipment, net	326	312	658	625
Data processing	255	239	517	507
Professional fees	157	144	270	265
Marketing	327	271	552	541
Other general and administrative	200	174	383	351
Total non-interest expenses	3,235	2,524	6,355	5,111

Income before income taxes	330	498	510	909

Provision for income taxes	168	214	274	366

Net income	$162	$284	$236	$543

Weighted-average shares outstanding:
Basic	4,189,622	4,522,844	4,235,875	4,519,591
Diluted	4,189,622	4,522,844	4,235,875	4,519,591

Earnings per share:
Basic	$.04	$.06	$.06	$.12
Diluted	$.04	$.06	$.06	$.12